Exhibit 5.1

FORM OF OPINION

December __, 2001

Composite Industries of America, Inc.
4505 West Hacienda Avenue, Unit I-1
Las Vegas, Nevada 89118


Dear Sir or Madam:

We have acted as special counsel to Composite Industries of America, Inc., a Nevada corporation (the "Company"), in connection with its filing of its registration statement on Form SB-2 (the "Registration Statement"), being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to an offering of an aggregate of 72,205,722 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company.

        In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation, as amended, (ii) By-laws, as amended, and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law and examined and relied upon such other corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

        Based upon and subject to the foregoing, we are of the opinion that:

        the 6,943,832 shares of Common Stock issuable upon conversion of the debenture and exercise of the warrant issued in accordance with the terms of the Convertible Debenture Purchase Agreement, dated as of April 5, 2001 between the Company and Lenore Avenue LLC, when issued in accordance with the terms of such debenture and warrant as the case may be, will be legally issued, fully paid and non-assessable;

        the 5,285,387 shares of Common Stock issuable upon conversion of the debenture and exercise of the warrant issued in accordance with the terms of the Convertible Debenture Purchase Agreement, dated as of October 22, 2001 between the Company and Lenore Avenue LLC, when issued in accordance with the terms of such debenture and warrant as the case may be, will be legally issued, fully paid and non-assessable;

        the 59,876,503 shares of Common Stock issuable in accordance with the terms of the Equity Line Purchase Agreement between the Company and Burlington Street LLC, dated as of December 3, 2001, and upon the exercise of warrants issued in accordance with the terms of such Equity Line Purchase Agreement, when issued in accordance with the terms of such Purchase Agreement and warrants as the case may be, will be legally issued, fully paid and non-assessable; and

        the 100,000 shares of Common Stock issuable upon the exercise of warrants issued in accordance with the terms of an engagement letter between the Company and Hyperion Holdings, LLC, when issued in accordance with the terms of such warrants, shall be legally issued, fully paid and non-assessable.

We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.


Very truly yours,

JENKENS & GILCHRIST
PARKER CHAPIN LLP